CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 33 to Registration Statement No. 033-66242 on Form N-1A of AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds) (the “Registration Statement”) of our report dated February 25, 2010, relating to the financial statements and financial highlights of Morgan Stanley Tax-Exempt Securities Trust (the “MS Fund”) appearing in the Annual Report on Form N-CSR of the MS Fund for the year ended December 31, 2009, and to the reference to us under the heading “Financial Highlights” in the Prospectus of Invesco Tax-Exempt Securities Fund, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
May 26, 2010